Exhibit 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

Chief Executive Officer

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 31st day of December, 2024 (“Effective Date”), between HARTFORD CREATIVE GROUP, INC., a Nevada corporation, whose address is 8832 Glendon Way, Rosemead, CA 91770, (the “Company”), and SHENG-YIH CHANG (“Chang”). The Company and Chang shall be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company and Chang are parties to an Employment Agreement, dated April 1, 2024 (the “Prior Employment Agreement”), pursuant to which Chang has been employed as the Chief Executive Officer (the “CEO”) of the Company;

WHEREAS, the Parties desire to enter into this Agreement to update and clarify the terms of Chang’s continued employment with the Company; and

WHEREAS, the Parties intend this Agreement to replace and supersede the Prior Employment Agreement in all respects as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1	Duties & Responsibilities

1.1	Duties of Chief Executive Officer. The Company will employ Chang as its CEO during the Term of this Agreement. Chang shall perform his duties and responsibilities as CEO within the framework of the vision, mission, and core values of the Company, as well as the Articles of Incorporation and Bylaws of the Company. In such capacity, Chang shall exercise general supervisory responsibility and management authority over the Company and shall perform such other duties commensurate with his position as may reasonably be assigned to him from time to time by the Company’s Board of Directors. Chang shall be responsible for the hiring and discharge of all the Company’s personnel and contractors, either directly or through his designees. Chang shall also have the right and authority to contract and make other commitments on behalf of the Company consistent with its goals, missions and within the confines of the Company’s budget. Without limiting the foregoing, Chang’s duties include but are not limited to:

1.1.1	Communicating the vision, mission and core values of the Company to the staff and to the stockholders;
1.1.2	Acting as a positive force in the Company consistent with the vision, mission, and core values of the Company;
1.1.3	Working with the Board of Directors to establish the Company’s Board of Directors’ meeting agendas;

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1.1.4	Providing advice and counsel to the Company’s Board of Directors and its Committees;
1.1.5	Recruiting and managing key employees;
1.1.6	Orienting and training new and established employees;
1.1.7	Developing and evaluating the Board of Directors and key employees; and
1.1.8	Serving as the Company spokesperson with the media as needed.

1.2	Conflict of Interest. Chang shall avoid conflicts, potential or real, between his own personal and financial interests and that of the Company and shall comply with the Company’s conflict of interest policy as adopted and revised by the Board of Directors from time to time. In general, Chang shall be free to engage in independent consulting relationships and pursue personal business activities unrelated to his duties at the Company to the extent consistent with the conflict of interest policy and with the approval of the Board of Directors.

2	Consideration. In Consideration of Chang’s agreement to perform his duties as CEO in accordance with Section 1 of this Agreement, the Company agrees as follows:

2.1	Salary. The Company agrees to pay Chang a salary in the amount of $9,000 per month beginning August 1, 2024, until such time as the Board of Directors determines future compensation based on Chang’s performance or other merit-based criteria.

2.2	Chairman of the Board of Directors. Chang shall continue to serve as Chairman of the Board of Directors of the Company, with all requisite rights, duties and obligations of that position, until the Parties agree otherwise or he is replaced in accordance with the governance documents of the Company.

3	Term of Employment. Chang’s term of employment pursuant to this Agreement shall commence upon execution of this Agreement and shall continue until July 31, 2025 (the “Initial Term”). Thereafter, the term of employment shall automatically renew for successive periods of one (1) year after the expiration of the Initial Term, unless terminated earlier pursuant to the provisions of this Section 3 (each, a “Renewal Term”). The Initial Term and any Renewal Terms are collectively referred to herein as the “Term.” Chang’s employment with the Company shall be “at will.”

3.1 Termination of Employment. Under this Agreement, (a) the Company may terminate Chang’s employment hereunder for any reason during the Term with or without written notice and (b) Chang may voluntarily terminate his employment hereunder for any reason during the Term upon not less than 60 days’ written notice to the Company (the date on which Chang’s employment terminates for any reason is herein referred to as the “Termination Date”). In the event of Chang’s resignation, his Termination Date shall be the date on which he is no longer employed, not the date on which he gives written notice. Upon the termination of Chang’s employment with the Company for any reason, Chang shall be entitled to (x) his salary, less applicable taxes and withholdings, as set forth in Section 2.1 that is accrued and payable through the Termination Date; and (y) any and all benefits accrued through the Termination Date. Chang shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits after the Termination Date, except as provided under Section 3.2 below.

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3.2 Termination without Cause. In the event that the Company terminates Chang’s employment without Cause, as defined below, following Chang entering into (and if applicable, not revoking) a separation and general release agreement in a form determined by the Company, Chang shall be entitled to begin to receive the following payments within sixty (60) days of his Termination Date: (a) his salary, less applicable taxes and withholdings, as set forth in Section 2.1 for a period of one (1) year following the Termination Date; and (b) in the event that Chang and Chang’s dependents are eligible for and timely elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or such related state law (“COBRA”), a monthly cash payment equal to the monthly premium costs for the COBRA continuation coverage at the rate of the Company’s normal contribution for active employees at Chang’s coverage level as in effect immediately prior to the Termination Date for the period starting on Chang’s Termination Date and ending on the earliest of (i) the one (1) year anniversary of the Termination Date, (ii) Chang (or Chang’s dependents) becoming eligible for health benefits from a subsequent employer or (iii) Chang (or Chang’s dependents) otherwise becoming ineligible for COBRA continuation coverage; provided that such COBRA payments do not result in a violation of applicable law by, or in the imposition of penalties, fines, or excise taxes to, the Company ((a) and (b) herein, the “Severance Payments”); provided, that no installment or portion of the Severance Payments shall be payable or paid until the expiration of any applicable revocation period for the General Release. Chang shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits after the Termination Date, except for the Accrued Obligations and as otherwise required by applicable law.

“Cause” shall be defined as, when applied to the termination of Chang’s employment, as reasonably determined by the Company in its sole discretion:

3.2.1	Any act or omission that constitutes a material breach by Chang of any of his obligations under this Agreement;

3.2.2	Chang’s willful and continued failure or refusal to satisfactorily perform the duties reasonably required of him as an employee of the Company;

3.2.3	Chang’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) any crime (including but not limited to a misdemeanor) involving dishonestly or moral turpitude or any other crime that could reflect negatively upon the Company or otherwise impair or impede its operations;

3.2.4	Chang’s engaging in any misconduct, negligence, act of dishonesty (including, without limitation, theft or embezzlement), or any activity that could result in any violation of federal securities laws, in each case, that is injurious to the Company or any of its affiliates;

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3.2.5	Chang’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

3.2.6	Chang’s refusal to follow the directions of the Board of Directors, unless such directions are, in the reasonable written opinion of legal counsel, illegal or in violation of applicable law;

3.2.7	Any other willful misconduct by Chang that is materially injurious to the financial condition or business reputation of the Company or any of its affiliates; or

3.2.8	Chang’s breach of his obligations under Section 1.1 of this Agreement.

4 Confidentiality.

4.1	Confidentiality information. During the performance of his duties and obligations under this Agreement, Chang will have access to and become privileged to certain “Confidential Information”, including, but not limited to, any information (in whatever form and whether or not recorded in any media) relating to the Company (whether constituting a trade secret or not) and including, but not limited to, information regarding research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, source codes, software programs, computer systems, logos, designs, graphics, writings or other materials, algorithms, formulae, works of authorship, techniques, documentation, models and systems, products, sales and pricing techniques, procedures, inventions, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, services, client, customer and supplier lists, and client, customer and supplier information, which (a) is or has been disclosed to Chang (or of which Chang became aware) as a consequence of or through his employment with a Company or one of its affiliates, (b) has value to the Company or would be of value (actual or potential) to a competitor, and (c) is not generally known, or readily available by lawful means, to the public (including compiled information that is not publicly available in such a consolidated form). Confidential Information shall not include any specific information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Chang or another employee or an independent contractor without authorization) or that has been independently developed and disclosed by others, or that otherwise has entered the public domain through lawful means. Nothing in this Agreement should be construed as restricting Chang’s right to engage in legally protected activities under applicable law.

4.2	Non-Disclosure of Confidential Information. Except as may be required by law, Chang shall not disclose any Confidential Information to any third party without the express written consent of the Company. Chang shall require all his agents, representatives, consultants, advisors, attorneys, accountants, contractors, and any other individual affiliated with Chang to be bound by the provisions of this Section.

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4.3	Exemptions.

4.3.1	Chang may disclose the terms of this Agreement to his auditors, accountants, and attorneys, only to the extent necessary to permit the performance of the necessary or required tax, accounting, financial, legal, or tasks and services.

4.3.2	Notwithstanding anything to the contrary, this Agreement shall not prevent Chang from revealing evidence of criminal wrongdoing to law enforcement or prohibit Chang from divulging Confidential Information by order of court or agency of competent jurisdiction, or from making other disclosures that are protected under the provisions of law or regulation and/or as provided in this Section 4.3. Nothing in this Agreement prohibits Chang from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Chang further acknowledges and agrees that the Company has provided Chang with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b) provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit. Pursuant to the Defend Trade Secrets Act, Chang understands that: an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

4.3.3	In addition, nothing in this Agreement (or any other policy, plan, or program of the Company) is intended to, or shall be deemed to, prohibit or restrict Chang in any way from communicating directly with, reporting to, cooperating with, responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization, or any other federal or state regulatory authority, or governmental agency or entity, regarding any possible securities violation or other possible violation of law or this Agreement or its underlying facts and circumstances. In addition, nothing in this Agreement is intended, or shall be deemed, to interfere with Chang’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state, or local government agency or commission, including those agencies responsible for enforcing equal opportunity laws or limit Chang’s ability to participate in any investigation or proceeding conducted by any such agency or commission. Moreover, Chang is not required to provide advance notice to, or have prior authorization from, the Company in order to engage in any of the foregoing activity referenced in this Section. Without prior authorization of the Company’s Board of Directors, however, the Company does not authorize Chang to disclose to any third party (including any government official or any attorney Chang may retain) any communication that is covered by the Company’s attorney-client or other privilege.

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4.3.4	Moreover, nothing in this Agreement is intended to or does in any way: (a) prevent Chang from discussing or disclosing information about unlawful acts in the workplace, such as harassment (including sexual harassment), discrimination, sexual assault, or any other conduct that Chang has reason to believe is unlawful; (b) waive any rights which cannot be waived by agreement; or (c) prevent Chang from otherwise disclosing information as permitted or required by law.

4.4	Remedies. Should Chang disclose any Confidential Information, the Company shall be entitled to injunctive relief preventing further disclosure of Confidential Information, in addition to any other remedies, monetary or otherwise, available hereunder, whether at law or in equity. In addition, the Company shall be entitled to recover its costs and fees, including reasonable attorney’s fees incurred in obtaining any such relief; and, in the event of litigation as a result of damages resulting from the unauthorized disclosure of Confidential Information, the Company shall be entitled to recover its court costs, expert fees, reasonable attorney’s fee and expenses if it is determined to be the prevailing party in such litigation.

5 General Considerations.

5.1	Authority to Enter into this Agreement. The Parties confirm that they have the authority to enter into this Agreement and none are bound by any previous agreement that adversely affects this Agreement.

5.2	Additional Documentation. The Parties agree to provide and/or execute any additional documents as required by this Agreement to continue its full effect and performance.

5.3	Assignment and Binding Effect. Chang cannot assign this Agreement or delegate his duties hereunder. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of the Parties hereto, their heirs, personal representatives, successors and assigns.

5.4	Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be considered as an original, but all of which, when taken together, shall constitute a single complete agreement. It shall not be required that any single counterpart hereof be signed by all Parties, so long as each Party signs any counterpart hereof.

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5.5	Acceptance. All Parties hereto specifically agree to accept a signed copy of this document, delivered by e-mail, with electronic signatures, as though it were the original. All Parties shall deem the electronic signature affixed hereto valid and fully effective hereto.

5.6	Binding Arbitration. This Section 5.6 shall be governed by and interpreted in accordance with the Federal Arbitration Act (the “FAA”), and, to the extent, if any, that the FAA is held not to apply, by the laws of the State of California without regard to its conflict of laws provision. Chang and the Company agree that any controversy, claim, or dispute between or among them that cannot be resolved shall be adjudicated exclusively by final and binding individual arbitration in Los Angeles, California or another agreed-upon location. The Parties agree that the American Arbitration Association (the “AAA”) shall be the exclusive provider for all arbitrations, and Chang and the Company agree not to file, institute, or maintain any arbitration other than with the AAA. The arbitration will be governed by the AAA Employment Arbitration Rules and Mediation Procedures (available at www.adr.org/employment) and subject to the AAA Employment Due Process Protocol, if applicable, except as they are modified by the Parties. Unless otherwise agreed by the Parties, the arbitration will be submitted to a single arbitrator selected in accordance with AAA rules. The arbitrator must follow applicable law and may award only those remedies (including, without limitation, attorney’s fees and costs) that would have been available had the claim(s) been heard in court. In addition, the arbitrator is required to issue a written arbitration award setting forth the essential findings and conclusions on which any award is based. The Company will pay all arbitration administrative fees (including filing fees), the arbitrator’s fees and costs, and any other fees or costs unique to arbitration. The Company will pay the arbitration administrative fees, the arbitrator’s fees and costs, and any other fees or costs unique to arbitration within one hundred eighty (180) days of receipt of an invoice from the AAA setting forth the full amount of unique arbitration fees and costs due. Each Party shall be responsible for paying his/its own litigation costs for the arbitration, including, but not limited to, attorneys’ fees, witness fees, transcript fees, or other litigation expenses that each Party would otherwise be required to bear in a court action, subject to any relief awarded by the arbitrator in accordance with applicable law.

The Parties shall be entitled to conduct adequate and reasonable discovery in accordance with the AAA Rules. The arbitrator has the authority to resolve all discovery disputes and limit the form and amount of discovery to that reasonably necessary to arbitrate the dispute or claim presented.

Except as expressly set forth below, the foregoing shall apply to the following “Covered Disputes”: (i) all disputes and claims of any nature that Chang may have against the Company (and/or against the Company’s parents, subsidiaries, predecessors, successors, related companies, and/or affiliates; each of the foregoing’s owners, directors, officers, executives, shareholders, partners, managing agents, employees, insurers, successors, predecessors, contractors, members/stockholders, representatives, benefit plan fiduciaries, and assigns; and any entities or individuals alleged to be joint employers with the Company), including any and all statutory, contractual, and common law claims unless prohibited by applicable law; (ii) all disputes and claims of any nature that the Company may have against Chang; (iii) all disputes and claims related to any breach of this Agreement; (iv) all disputes and claims concerning the validity and/or enforceability of the Agreement; and (v) all disputes concerning the validity, enforceability, or the applicability of this Section 5.6 to any dispute or claim. The term “Covered Disputes” does not include, and this Section 5.6 does not apply to: (a) claims seeking unemployment insurance benefits, state disability insurance benefits, or workers’ compensation benefits, except that claims for retaliation pursuant to these laws shall be subject to arbitration under this Section 5.6; (b) claims for benefits under ERISA, which must be resolved in accordance with the terms and procedures set forth in the applicable plan documents; (c) Sarbanes-Oxley Act, Consumer Financial Protection Bureau, and Commodity Futures Trading Commission whistleblower claims; or (d) any other claims that are not permitted to be subject to a pre-dispute arbitration agreement under applicable federal law and/or federal regulation.

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The arbitrator shall have the exclusive power to rule on his or her own jurisdiction, including any objections with respect to the existence, scope, or validity of this Section 5.6 and/or to the arbitrability of any claim or counterclaim.

Nothing in this Section 5.6 affects Chang’s right to file a charge with, make a complaint to, or participate in an investigation or other proceeding of the Equal Employment Opportunity Commission (or any similar state or local bodies), the National Labor Relations Board, or any other administrative, law enforcement, or regulatory body. Notwithstanding the foregoing, Chang may seek monetary relief with respect to a dispute or claim covered by this Section 5.6 only through an arbitration conducted pursuant to this Section 5.6.

Either Party may bring an action in any court of competent jurisdiction to compel arbitration under this Section 5.6 and to enforce an arbitration award.

To the extent permitted by law, Chang and the Company waive any right or authority to have any Covered Disputes heard as a class, collective, or representative action. Chang and the Company must bring any Covered Dispute in an individual capacity, and not as a plaintiff, “opt-in”, or class member in any purported class, collective, or representative proceeding. The arbitrator may not join or adjudicate the claims or interests of any other person or employee in the arbitration proceeding, nor may the arbitrator otherwise order any consolidation of actions or arbitrations or any class, collective, or representative arbitration.

Chang and the Company agree that the resolution of Covered Disputes likely would involve information that each considers to be sensitive, personal, confidential, and/or proprietary and that Chang and the Company intend to resolve the Covered Disputes in a non-public forum. Accordingly, except as provided by Section 4.3, Chang and the Company agree that all information regarding the Covered Dispute or arbitration proceedings, including the arbitration award, will not be disclosed by Chang, the Company, any arbitrator, or the AAA to any third party without the written consent of both Chang and the Company, except as necessary to comply with a subpoena, court order or other legal requirement, to prosecute or to defend a claim, to enforce an arbitration award, or to meet a reasonable business need of the Company. To the extent that either Party files any suit, complaint, or proceeding with any court or other public forum with respect to a Covered Dispute (including, but not limited to, proceedings to challenge the arbitrability of a matter, to compel arbitration or to enforce an arbitration award or for injunctive relief pending arbitration), such Party shall take all measures and use best efforts to file such complaint or proceeding under seal or in other manner designed to protect the confidentiality of the Covered Dispute to the maximum extent possible.

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Notwithstanding the foregoing, Chang and/or the Company may seek any injunctive relief (including without limitation temporary and preliminary injunctive relief) necessary in order to maintain (or restore) the status quo and/or to prevent the possibility of irreversible or irreparable harm during the pendency of any arbitration.

In the event there is any conflict between this Section 5.6 and any provisions in the Prior Employment Agreement providing for arbitration, the provisions of this Section shall supersede and govern.

5.7	Governing Law. Except for Section 5.6 (which is governed by the FAA), this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws provisions. Subject to Section 5.6, venue shall lie in Los Angeles County, California for the purpose of resolving and enforcing any dispute which may arise under this Agreement, and the Parties agree that they will submit themselves to the jurisdiction of the competent State or Federal Court situated in Los Angeles County, California.

5.8	Claims and Litigation. There are no lawsuits, threats of litigation, claims, or other demands affecting or involving any Party, whether known or unknown, arising or accruing before the date of this Agreement, that may become a liability or obligation of any other Party or adversely affect this Agreement.

5.9	Headings. The headings in this Agreement are included for convenience only and shall neither affect the construction or interpretation of any provision in this Agreement nor affect any of the rights or obligations of the Parties to this Agreement.

5.10	Waiver of Breach. The failure of the Company or Chang at any time to require performance of any provision of this Agreement shall in no way affect its or his right thereafter to enforce the same, nor shall the waiver by the Company or Chang of any breach of any provision of this Agreement be taken or held to be a waiver of any succeeding breach of any provision, or as a waiver of the provision itself.

5.11	Binding Agreement. This Agreement is a contract between Chang and the Company and not merely a recital. Chang acknowledges that any breach by the Company of any contractual, statutory, or other legal obligation to Chang shall not excuse or terminate Chang’s obligations hereunder or otherwise preclude the Company from seeking relief pursuant to any provision of this Agreement.

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5.12	Severability. The terms and provisions of this Agreement are severable and if any term or provision is held to be unenforceable, it shall be enforced to the maximum extent allowable under the law and reformed or severed to the minimum extent necessary to render it or the Agreement enforceable. Any such alteration shall not affect the validity and enforceability of any other term or provision. Chang acknowledges that the obligations contained in this Agreement are not indivisible to any extent but are fully divisible and reformable or severable as legally necessary whether through alteration of a word, clause, or sentence.

5.13	Non-Impairment of Statutory and Common Law. Nothing in this Agreement shall relieve Chang of any duties or obligations Chang has to the Company under statutory or common law, which include but are not limited to: fiduciary duties, the duty of loyalty, the duty not to tortiously interfere with business relationships, the duty not to engage in unfair competition, and the duty not to misappropriate any Company trade secrets.

6	Entire Agreement. This Agreement contains the entire agreement among the Parties with respect to the subject matter discussed herein and no statements, promises, or inducements made by any Party or agent of any Party that are not contained in this Agreement shall be valid or binding unless agreed upon by all Parties. This Agreement may not be enlarged, modified, or altered except in writing signed by all Parties and endorsed on this Agreement or future agreements or memorandums.

7	Notices. All notices or other communications shall be in writing and shall be personally delivered, or, if mailed, sent to the following relevant address or to such other address as the recipient Party may have indicated to the sending Party in writing:

If to the Company:	Hartford Creative Group, Inc.
8832 Glendon Way
Rosemead, CA 91770

If to Chang:	Sheng-Yih Chang
At the most recent address in the books and records of the Company.

Any such notice shall be deemed given as of the date as personally delivered, sent by fax or e-mail, or mailed, if mailed by certified or registered mail, return receipt requested, or sent by Fed Ex, overnight mail, or a similar service. If otherwise mailed, the notice shall be deemed given as of the earlier of the seventh business day after mailing or actual receipt.

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IN WITNESS, the Parties have executed this Agreement as the day and year first written above:

Hartford Creative Group, Inc.		Sheng-Yih Chang

Date:	December 31, 2024	Date:	December 31, 2024
By:	/s/ Lili Dai	By:	/s/ Sheng-Yih Chang
	Chief Financial Officer		Sheng-Yih Chang
	On behalf of		As an Individual
Hartford Creative Group, Inc.

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